                                                                    EXHIBIT 99.1


         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD LOOKING STATEMENTS

    You should consider carefully the following factors in evaluating our business and us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

                                  RISK FACTORS

         You should consider carefully the following factors in evaluating our business and us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.



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RISKS RELATED TO OUR BUSINESS

OUR LENGTHY SALES AND IMPLEMENTATION CYCLE COULD ADVERSELY AFFECT US

         If we experience delays in, or cancellation of, sales or implementations of our products and services, our business and financial results could be hurt. To sell our products, we generally must provide a significant level of education to prospective customers regarding the use and benefits of our products. In addition, prospective customers must make a significant commitment of resources in connection with the implementation of our products, which typically requires substantial integration efforts by our customer or us. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of our products is typically six months or more, and may be subject to delays over which we have little or no control. Our implementation cycle could be lengthened in the future by increases in the size and complexity of our installations and in the number of third-party systems with which our products must integrate. In addition, any unexpected delays in individual implementations could expose us to liability claims from our customers.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON A LIMITED SUITE OF PRODUCTS AND THE MARKET FOR CALL CENTER AND INTERNET BASED SOLUTIONS

         We currently derive a majority of our revenues from sales of our Conversations(TM) products and related services. We introduced Conversations in early 2000. We anticipate that in the near term, a significant portion of our future revenue may be attributable to our Conversations product line. We intend to enhance these products and develop related products. However, any factor adversely affecting the market for call center solutions in general, or the Conversations products in particular, could hurt our business and financial results. We may face potential charges resulting from the impact of having to write down inventory of outdated products that cannot be sold. The markets for both call center systems and Internet products are intensely competitive, highly fragmented and subject to rapid change. Additionally, the recent turmoil in the Internet space has fostered a new set of challenges related to a market, which is still evolving

WE RELY ON A FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES

         In the call center space, we have historically derived and believe that we will continue to derive a significant portion of our revenues in any period from a limited number of large corporate clients. In 2000, our five largest customers accounted for 16.6% of our total revenues. In 1999, our five largest customers accounted for 28.2% of our total revenues. Although the specific customers may change from period to period, we expect that large sales to a limited number of customers will continue to account for a significant percentage of our revenues in any particular period for the foreseeable future. Therefore, the loss, deferral or cancellation of an order could have a significant impact on our operating results in a particular quarter. Our current customers may not place additional orders and we may not obtain orders of similar magnitude from other customers. If we lose any major customer, suffer any reduction, delay in or cancellation of orders by any such customer or fail to market successfully to new customers, our business and financial results could be hurt.


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THERE ARE MANY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

          Our sales outside the United States accounted for 27.5%, 31.7% and 23.8% of our total revenues in 2000, 1999 and 1998 respectively. A significant element of our business strategy is to continue expansion of our operations in international markets. This expansion will continue to require significant management attention and financial resources to develop international sales channels. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues. Our international operations are subject to inherent risks, including:

         -        Significant volatility in the level and timing of business;

         - the impact of possible recessionary environments in economies outside the United States;

         - changes in legal and regulatory requirements, including those relating to telemarketing activities;

         -        changes in tariffs;

         -        seasonality of sales;

         - the costs of localizing products for foreign markets and integrating products with foreign system components;

         - longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

         - difficulties and costs of staffing and managing foreign operations;

         - reduced protection for intellectual property rights in some countries;

         -        potentially adverse tax consequences;

         -        political and economic instability;

         -        currency fluctuation; and

         -        the higher cost of foreign service delivery.

         While our expenses incurred in foreign countries typically are denominated in the local currencies, revenues generated by our international sales typically are paid in U.S. dollars, Euros or Pounds Sterling. Accordingly, we could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations. We currently do not engage in currency hedging activities.

OUR GROWTH IS DEPENDENT UPON THE SUCCESSFUL DEVELOPMENT OF OUR DIRECT AND INDIRECT SALES CHANNELS

         We currently sell our products domestically primarily through our direct sales force and internationally through both direct and indirect sales channels. We support our customers with our internal technical and customer support staff. Our ability to achieve significant revenue growth in the



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future will greatly depend on our ability to recruit and train sufficient technical, customer support and direct sales personnel. We have in the past and may in the future experience difficulty in recruiting qualified sales, technical and support personnel. If we are unable to rapidly and effectively expand our direct sales force and our technical and support staff, our business and financial results could be hurt.

         We believe that our future growth also will depend on developing and maintaining successful indirect sales channels, including value added resellers, or VARs, and distributors. Our strategy is to continue to increase the proportion of customers served through these indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This could adversely affect our operating results if these efforts do not generate revenues necessary to offset this investment. Also, our inability to recruit and retain qualified VARs and distributors could adversely affect our results of operations. Because lower unit prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins. In addition, sales of our products through indirect channels will reduce our gross profits from our services as the VARs and distributors provide these services. As indirect sales increase, our direct contact with our customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, our VARs and distributors may develop, acquire or market products competitive with our products.

         Our strategy of marketing our products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors.

THERE ARE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

         We may in the future continue to engage in selective acquisitions of businesses that are complementary to ours, including other providers of Internet products, contact management or CIM solutions or technology. We may not be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. Further, acquisitions involve a number of additional risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities, some or all of which could hurt our business and financial results. Problems with an acquired business could have a material adverse impact on our performance as a whole.

         If we engage in acquisitions in the future, we might finance such acquisitions with the proceeds from public offerings as well as with possible debt financing, the issuance of additional equity securities (common or preferred stock) or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms. If we were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of our available cash could be used to consummate the acquisitions. As has been the case in the past, if we were to consummate one or more significant acquisitions in which the consideration consisted of stock, our shareholders could suffer significant dilution of their interests in us.

         Many business acquisitions must be accounted for using purchase accounting. Most of the businesses that might become attractive acquisition candidates for us are likely to have significant


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intangible assets. If we acquire these businesses and are required to account for them as a purchase, we would typically be required to recognize substantial goodwill amortization charges, reducing future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

WE MAY BE CONFRONTED WITH DEFECTS IN OUR SOFTWARE OR THE INABILITY TO ACQUIRE THIRD-PARTY SOFTWARE OR HARDWARE THAT IS ERROR-FREE

         Our software products are complex and may contain errors that could be detected at any point in the products' life cycles. We have, in the past, discovered software errors in certain of our products and have experienced delays in shipment or implementation of products during the period required to correct these errors. Despite extensive testing by us and by current and potential customers, errors may still be found. This could result in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty cost. In particular, the call center environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and limit our ability to uncover all defects prior to shipment and installation at a customer's location. We license certain software used in our products from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Such third-party software or hardware may contain errors that we are dependent upon the third-party to correct. Additionally, we may experience difficulties in obtaining support and maintenance of third party hardware and software that is integrated with our products and distributed by us.


WE MAY FACE LIABILITY TO CLIENTS IF OUR SYSTEMS FAIL

         Our products are often critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. If our product or a client's system fails, the client could make a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit contractually our liability for damages arising from product failures or negligent acts or omissions, the limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, including coverage for product liability and errors or omissions, this coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

WE MUST CONTINUE TO ADVANCE OUR TECHNOLOGY AND COMPLY WITH INDUSTRY REQUIREMENTS TO REMAIN COMPETITIVE

         The market for our products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render our existing products and services obsolete. As a result, unforeseen changes in customer and technological requirements for application features, functions and technologies could rapidly erode our position in this market. If we are unable, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, our business and financial results could be hurt. Our growth and future operating results will depend in part upon our ability to enhance existing applications and develop and introduce new


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applications that anticipate, meet or exceed technological advances in the marketplace, that meet changing customer requirements, that respond to competitive products and that achieve market acceptance. Our product development and testing efforts have required, and are expected to continue to require, substantial investments. We may not possess sufficient resources to make these necessary investments. In addition, we cannot assure that these products will meet the requirements of the marketplace and achieve market acceptance, or that our current or future products will conform to industry standards.

WE MAY EXPERIENCE DELAYS IN DEVELOPMENT OF NEW PRODUCTS

         We have in the past experienced delays both in developing new products and customizing existing products. We could experience similar delays in the future. Delays could occur for a variety of reasons, including:

         -        the complex nature of our products;

         - difficulties in getting newly developed software code to function properly with existing code;

         - difficulty in recruiting sufficient numbers of programmers with the proper technical skills and capabilities;

         - loss of programmers with existing technical knowledge of our products;

         - changing standards or protocols within the computer and telephony equipment with which our products integrate;

         - inherent limitations in, difficulties in integrating with, and unforeseen problems with using other company or industry products and software;

         - changes in design specifications once technical problems are uncovered; and

         - unforeseen problems with the implementation of a distributed, object-oriented architecture and processing.

THE INABILITY TO ATTRACT AND RETAIN MANAGEMENT AND OTHER PERSONNEL MAY ADVERSELY AFFECT US

         The future success of our growth strategy will depend to a significant extent on our ability to attract, train, motivate and retain highly skilled professionals, particularly software developers, sales and marketing personnel and other senior technical personnel. Highly skilled employees with the education and training we require are in high demand. If we are unable to hire and retain such qualified personnel, our ability to adequately manage and complete our existing sales and to bid for, obtain and implement new sales would be impaired. Further, we must train and manage our growing employee base, requiring an increase in the level of responsibility for both existing and new management personnel.

WE MUST SUCCESSFULLY MANAGE OPERATIONS

         Our ability to grow will be dependent on properly managing our operations. Our inability to manage effectively could have a material adverse effect on the quality of our services and projects, our



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ability to attract and retain key personnel, our business prospects and our financial results. In particular, we will have to continue to train our personnel, particularly skilled technical, marketing and management personnel, and continue to develop and improve our operational, financial, communications and other internal systems.

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES

         The market for our products is intensely competitive, fragmented and subject to rapid change. Because our principal products are call management systems, which include both software applications and hardware, we compete with a variety of companies that provide these components independently or as an integrated system. We may not be able to compete successfully against current and future competitors and competitive pressures faced by us could hurt our business and financial results. Our primary competitors in the field of integrated inbound/outbound telephony-based call management systems are Davox Corporation, or Davox; Genesys Telecommunications Laboratories, or Genesys; and Lucent/Mosaix International, Inc., or Mosaix. We compete primarily against Davox and Mosaix in the collections segment of the outbound call management systems market, and against Genesys and Mosaix in the telemarketing and telesales segments of the inbound/outbound call management systems market. We also compete in the CIM segment of the market, where principal competitors include Interactive Intelligence, Firstwave Technologies, Inc., Genesys, Telecommunications Laboratories, GeoTel Communications Corporation, Information Management Associates, Inc., and Avaya Corporation, among others.

         Some of our competitors may align themselves with telecommunications equipment providers, such as providers of private branch exchange, or PBX, and automatic call distribution, or ACD, equipment, other telecommunications equipment providers or other vendors in an effort to increase sales potential for their products. We may also face additional direct competition from PBX/ACD vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. We may also face competition from non-traditional competitors in the emerging computer telephony market. These competitors may include Interactive Intelligence Inc., Oracle Corporation, IBM and others. We generally face competition from one or more of our principal competitors on major installations and believe that price is a major factor considered by our prospective customers. Increased call center competition has contributed significantly to price reductions, and we expect these price reductions to continue. In addition, increased competition may result in reduced operating margins and loss of market share. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we could.

         The market for our Internet based products is new and rapidly evolving, and is expected to become increasingly competitive as current competitors expand their product offerings and new companies enter the market. The principal competitive factors in the community and e-commerce software and services market include adherence to emerging Web-based technology standards; comprehensiveness of applications; reliability and security; adaptability, flexibility and scalability; real-time, interactive capability with customers, partners, vendors and suppliers; integration with a variety of communications media; ease of use; ease of implementation; customer service and support; and price. Although we believe that we currently compete favorably with respect to these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors,


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especially those with longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources. We expect that these solutions will continue to be a principal source of competition for the foreseeable future.

         We face competition in the community market from Web Crossing, O'Reilly Web Board, The Palace Server and Koz iChat and our competitors in the live interaction market include Webline, Kana Communications, eGain, Acuity and Business Evolutions, Inc. In addition, traditional call center software providers and customer relationship vendor managers are trying to penetrate the interactive communication market by joining with established strategic partners in the industry.

         We also may face competition from systems integrators that design and develop custom systems and perform custom integration. Some of these firms may possess industry-specific expertise or reputations among potential customers for offering enterprise solutions to e-commerce needs. These systems integrators may be resellers of our products and may engage in joint marketing and sales efforts with us. We rely on these firms for recommendations of our products during the evaluation stage of the purchase process, as well as for implementation and customer support services. These systems integrators may have similar, and often more established, relationships with our competitors, and there can be no assurance that these firms will not develop, market or recommend competing software applications.

OTHER COMPANIES MAY CLAIM THAT OUR PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS.

         We cannot assure that third parties will not claim that we are infringing their intellectual property rights. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. Such licenses may not be available on commercially reasonable terms, if at all. We also cannot assure that former employees of our present and future employers will not assert claims that such employees have improperly disclosed confidential or proprietary information to us. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition could be materially and adversely affected.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT US

         We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. Further, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of our rights may be ineffective in such countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our



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proprietary rights both in the United States and abroad, we may not be successful in doing so and the steps we take in this regard may not be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Others may independently develop similar technologies or duplicate any technology developed by us.

         We have undertaken a program of actively pursuing infringers of our patents. These efforts by us to enforce our patents might not be successful or result in royalties that exceed the cost of such enforcement efforts. We may not be able to detect all instances of infringement. Additionally, we may incur significant expenses in enforcing our patents, as well as be susceptible to counterclaims files by the parties against whom we have filed infringement actions. These expenses and liabilities may exceed the revenue we realize from license agreements we consummate. We are also at risk that as a consequence of litigation, one or more of the patents we hold may be determined to be invalid. As the number of call management software applications in the industry increases and the functionality of these products further overlaps, software development companies like us may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. Although we believe that our software components and other intellectual property do not infringe on the intellectual property rights of others, we still face the risk that such a claim will be asserted against us in the future, that assertion of such claims will result in litigation and that we might not prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us, divert management's attention from our operations and delay customer purchasing decisions.

         We have entered into agreements with certain of our distributors giving them a limited, non-exclusive right to use portions of our source code to create foreign language versions of our products for distribution in foreign markets. In addition, we have entered into agreements with a number of our customers requiring us to place our source code in escrow. These escrow arrangements typically provide that these customers have a limited, non-exclusive right to use this code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or if we fail to meet our support obligations. These arrangements may increase the likelihood of misappropriation by third parties.

OUR SUCCESS DEPENDS ON OUR KEY EXECUTIVES

         Our success will depend in large part upon the continued availability and performance of our senior executives, including Aleksander Szlam, our Chairman and Chief Executive Officer, George Landgrebe, our Chief Operating Officer, William K. Dumont, our President-Worldwide Sales, and Glen Shipley, our Chief Financial Officer. Although we have employment agreements with Messrs. Szlam and Dumont, the agreements do not obligate them to continue their employment with us. We might not be able to retain the services of these key executives. We do not maintain key man life insurance on any of these executives.

         A significant portion of the Company's senior management team has been in place for only a relatively short period of time. Mr. Landgrebe joined the company in December 1999, and Mr. Shipley joined the company in October 2000. Accordingly, these individuals have been involved with only the most recent operating activity of the Company. The Company's success will depend to a significant extent on the ability of its new executive officers to integrate themselves into the Company's daily operations, to gain the trust and confidence of the Company's other employees and to work effectively as a team.


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ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS

         A party that is able to circumvent our security systems or the security systems of our customers could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies have coverage limits and exclusions that may prevent reimbursement for losses caused by security breaches.

         Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

IF INTERNET USAGE DECREASES, OUR BUSINESS COULD BE MATERIALLY ADVERSELY
AFFECTED

         Our future success is substantially dependent on the growth in the use of the Internet and e-commerce. The Internet is relatively new and is rapidly evolving. Our business has been impacted by the volatility of the e-commerce market and will continue to be adversely affected if Internet usage and e-commerce does not grow. Growth in Internet usage and e-commerce may be inhibited for a number of reasons, such as:

         - the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

         - security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, commonly referred to as hackers, to penetrate online security systems; and

         - privacy concerns, such as those related to the placement by Web sites on a user's hard drive without the user's knowledge or consent of certain information to gather user information, known as "cookies."

RISKS RELATED TO OUR INDUSTRY

WE MAY BE SUBJECT TO CHANGING GOVERNMENTAL REGULATIONS

         Federal, state or foreign agencies may and have adopted laws or regulations affecting the use of outbound call processing systems as well as the Internet as a commercial medium. These laws or regulations could limit the market for our products, which could materially adversely affect our business, operating results and financial condition. Although many of these laws or regulations may not apply to our business directly, we expect that laws and regulations relating to user privacy, pricing, content and quality of products and services could indirectly affect our business. It is possible that these laws or regulations could expose companies involved in outbound call processing systems as well as e-commerce to liability, which could limit the growth of commerce on the Internet generally.



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THE APPLICATION OF SALES AND OTHER TAXES TO ONLINE COMMERCE COULD ADVERSELY
AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES

         The application of sales and other taxes by state and local governments to online commerce is uncertain and may take years to resolve. In particular, the federal government and a number of states are currently reviewing the appropriate tax treatment of online commerce, and new federal laws or state tax regulations may subject online commerce to additional state sales and income taxes. Any adverse impact on the growth of online commerce may reduce the sales of our software and adversely affect our revenues and earnings.

RISKS RELATED TO THE MARKET FOR OUR SECURITIES

OUR OPERATING RESULTS COULD CONTINUE TO FLUCTUATE, CAUSING OUR STOCK PRICE TO
FALL

         Our revenues and operating results could vary substantially from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly revenues and operating results may vary as a result of a number of factors, including:

         -        changes in the demand for our products;

         -        the level of product and price competition;

         -        the length of our sales and implementation process;

         -        our ability to control costs;

         -        the size and timing of individual transactions;

         -        the mix of products and services sold;

         -        software defects and other product quality problems;

         -        any delay in or cancellation of customer installations;

         - our success in expanding our direct sales force and indirect distribution channels;

         - the timing of new product introductions and enhancements by us or our competitors;

         - customer order deferrals in anticipation of enhancements or new products offered by us or our competitors;

         -        changes in foreign currency exchange rates;

         -        customers' fiscal constraints; and

         -        general economic conditions.

         In addition, a limited number of relatively large customer orders has accounted for and is likely to continue to account for a substantial portion of our total revenues in any particular quarter. Any delay or


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deferral of customer orders may cause significant variations in our operating results from quarter to quarter. A high percentage of our costs are for staffing and operating expenses and are fixed in the short term based on anticipated revenue levels. Therefore, variations between anticipated order dates and actual order dates, as well as non-recurring or unanticipated large orders, can cause significant variations in our operating results from quarter to quarter.

THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN THE DELISTING OF OUR COMMON STOCK FROM THE NASDAQ STOCK MARKET.

         Our Common Stock is currently listed on the Nasdaq National Market System of the Nasdaq Stock Market. We must satisfy Nasdaq's minimum listing maintenance requirements to maintain our listing on the Nasdaq Stock Market. Nasdaq listing maintenance requirements include a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, and maintaining a minimum bid price of $1.00 for shares of our Common Stock. The minimum bid price of our Common Stock has recently dropped below $1.00. There is no guarantee that it will return to a minimum bid price of $1.00 or higher. If the minimum bid price of our Common Stock remains below $1.00 for 30 consecutive trading days, or if we are unable to continue to meet Nasdaq's standards for any other reason, our Common Stock could be delisted from the Nasdaq Stock Market. If our Common Stock is delisted, the liquidity for our Common Stock would be adversely affected. Delisting could make trading our shares more difficult for investors, leading to further declines in share price. It would also make it more difficult for us to raise additional capital. In addition, we would incur additional costs under state blue sky laws to sell equity if our Common Stock is delisted.


OUR CHARTER AND BYLAWS AND GEORGIA LAW MAY INHIBIT A TAKEOVER OF ESHARE

         The Board of Directors has authority to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, such issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our charter and bylaws contain provisions that may discourage proposals or bids to acquire us. These provisions could have the effect of making it more difficult for a third party to acquire control of us and adversely affect prevailing market prices for our common stock.

OUR STOCK PRICE HAS BEEN VOLATILE

         The market price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. Any announcement with respect to any adverse variance in revenue or earnings from levels generally expected by securities analysts or investors for a given period would have an immediate and significant adverse effect on the trading price of the common stock. In addition, factors such as announcements of technological innovations or new products by us, our competitors or third parties, rumors of such innovations or new products, changing conditions in the market for call center systems, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have a significant adverse impact on the market price of the common stock.


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OUR PRINCIPAL SHAREHOLDER CONTINUES TO CONTROL OUR AFFAIRS

         Aleksander Szlam, our Chairman of the Board, Chief Executive Officer and principal shareholder, is the beneficial owner of approximately 50.1% of the outstanding shares of our common stock. Accordingly, Mr. Szlam is in a position to control our affairs through his ability to control any election of members of our Board of Directors, as well as any decision whether to merge or sell our assets, to amend our charter and bylaws, or to take other actions requiring the vote or consent of our shareholders. This concentration of ownership could also discourage bids for the shares of common stock at a premium to, or create a depressive effect on, the market price of the common stock.



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